Exhibit 99.(t)

Press Release:

REIT Exchange Fund Begins Exchange Offer
for Non-Traded REITs

Miami Beach, Florida April 9, 2013 — REIT Exchange Fund, Inc. (“RXF”)  announced today that it has commenced an offer to exchange its common shares for shares currently held by investors in 33 non-traded, Securities and Exchange Commission (“SEC”) registered real estate investment trusts (the “Selected REITs”).  The 33 simultaneous exchange offers are being made on the terms, and subject to the conditions set forth in, the Offer to Exchange and the related Letter of Transmittal, each dated April 9, 2013 and filed on Form N-2 with the SEC.

RXF is offering to exchange its common shares for shares of each Selected REIT at a value of the greater of the Selected REIT’s (i) latest redemption price or (ii) latest estimated price (as reported in its most recent SEC filings). The nominal value of RXF’s common shares in the exchange offer is $25.

RXF’s board of directors has authorized cash dividends equal to $1.75 per RXF share during the twelve-month period beginning with the closing of the exchange offers, subject to normal market conditions.  RXF intends to list its shares on the New York Stock Exchange; its ticker symbol will be “RXF.”

Nathan Leight, Chief Executive Officer of RXF and founder of Spring Asset Management LLC (“Spring”), RXF’s investment adviser, said, “Our goal, by aggregating shareholdings of registered non-traded REITs, is to create a portfolio of the most attractive and diversified American real estate available as a publicly traded closed-end fund.  Furthermore, we believe RXF offers a unique opportunity to simultaneously provide liquidity for investors in non-traded REITs while supporting issuers’ business model. Our objective is to be a constructive new member of the non-traded REIT market. We believe investors in the Selected REITs who choose to exchange their shares can gain access to liquidity that might not otherwise be available to them.  We also believe that by offering to exchange our shares with investors who might otherwise seek to redeem directly from the Selected REITs, we can offer some meaningful benefits to those issuers.”

Leight continued, “At first, our portfolio will consist primarily of shares in the Selected REITs, creating a portfolio that offers diversification by region and asset type, managed by up to 21 different, sophisticated real estate management teams.”  Leight pointed out that if RXF is able to accept shares from investors in all 33 Selected REITs, RXF would hold an equity interest in more than 3,300 properties with locations in 49 U.S. states.

RXF, where permissible, will compensate brokers and advisers who communicate with investors and facilitate completion of exchange offering documents with a fee of $0.25 per common share of RXF issued to their clients, up to a maximum of $5,000 per client.

The exchange offer is subject to the satisfaction or waiver of certain conditions, as described in the Offer to Exchange, including that RXF issue a minimum of 20,000,000 RXF Common Shares.  The exchange offer will expire at 12:00 a.m., Eastern Daylight Time, on May 21, 2013

Spring Asset Management, LLC 801 Arthur Godfrey Road, Suite 200 Miami Beach, FL 33140	SpringAssetManagement.com	Copyright© — All rights reserved

(the “Expiration Time”) unless extended or terminated as described in the Offer to Exchange.  Tendered shares in any Selected REIT may be withdrawn by holders at any time prior to the Expiration Time, and withdrawn shares may be re-tendered by a holder at any time prior to the Expiration Time.

RXF is offering to exchange its common shares for shares of the 33 public, non-traded REITs shown in the table below using the specified exchange ratio. The exchange ratio is the number of RXF shares an investor would receive per share they exchange of the indicated Selected REIT. These share prices and exchange ratios are subject to change. Any such changes will be reflected in an amendment to the Offer to Exchange and filed with the SEC on Form N-2.

Name	Price Used to Calculate Exchange Ratio	Exchange Ratio	RXF Common Shares Offered per 100 Selected REIT Shares
American Realty Capital Healthcare Trust, Inc.	$10.00	0.4000	40.00
American Realty Capital New York Recovery REIT, Inc.	$10.00	0.4000	40.00
Apple REIT Seven, Inc.	$11.00	0.4400	44.00
Apple REIT Eight, Inc.	$11.00	0.4400	44.00
Apple REIT Nine, Inc.	$10.25	0.4100	41.00
Apple REIT Ten, Inc.	$11.00	0.4400	44.00
Carey Watermark Investors, Inc.	$10.00	0.4000	40.00
Carter Validus Mission Critical REIT, Inc.	$10.00	0.4000	40.00
Chambers Street Properties	$10.00	0.4000	40.00
CNL Lifestyle Properties, Inc.	$7.31	0.2924	29.24
Cole Corporate Income Trust, Inc.	$10.00	0.4000	40.00
Cole Credit Property Trust IV, Inc.	$10.00	0.4000	40.00
Columbia Property Trust, Inc.	$7.00	0.2800	28.00
Corporate Property Associates 16 — Global, Inc.	$8.70	0.3480	34.80
Corporate Property Associates 17 — Global, Inc.	$10.00	0.4000	40.00
Dividend Capital Diversified Property Trust, Inc.	$6.70	0.2680	26.80
Griffin-American Healthcare REIT II, Inc.	$10.22	0.4088	40.88
Griffin Capital Net Lease REIT, Inc.	$10.28	0.4112	41.12
Hines Real Estate Investment Trust, Inc.	$7.61	0.3044	30.44
Industrial Income Trust Inc.	$10.40	0.4160	41.60
Inland American Real Estate Trust, Inc.	$6.93	0.2772	27.72
Inland Diversified Real Estate Trust, Inc.	$10.00	0.4000	40.00
KBS Legacy Partners Apartment REIT, Inc.	$10.68	0.4272	42.72
KBS Real Estate Investment Trust II, Inc.	$10.29	0.4116	41.16
KBS Real Estate Investment Trust III, Inc.	$10.00	0.4000	40.00
Lightstone Value Plus Real Estate Investment Trust, Inc.	$11.80	0.4720	47.20
Northstar Real Estate Income Trust, Inc.	$10.00	0.4000	40.00
Phillips Edison — ARC Shopping Center REIT, Inc.	$10.00	0.4000	40.00
Steadfast Income REIT, Inc.	$10.24	0.4096	40.96
Strategic Storage Trust, Inc.	$10.79	0.4316	43.16
TNP Strategic Retail Trust, Inc.	$10.60	0.4240	42.40
United Development Funding IV	$20.00	0.8000	80.00
Wells Core Office REIT, Inc.	$25.00	1.0000	100.00

RXF has retained D.F. King & Company, Inc. as the Information Agent for the exchange offer.  Any questions or requests for assistance concerning the exchange offer may be directed to D.F. King: for shareholders 1-800-290-6424; for banks or brokers, call collect at 212-269-5550; or inquire online at rxfinfo@dfking.com.  The complete terms and conditions of the exchange offer are set forth on RXF’s Form N-2 as filed with the SEC on April 9, 2013.

THIS NOTICE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR ANY INTEREST IN RXF OR ANY OTHER INVESTMENT FUND SPONSORED OR MANAGED BY SPRING ASSET MANAGEMENT LLC. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT FILED BY RXF WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  INVESTORS MAY OBTAIN COPIES OF THAT DOCUMENT FREE OF CHARGE BY VISITING THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR RXF’S WEBSITE AT WWW.REITEXCHANGEFUND.COM OR BY CONTACTING RXF AT (305) 209-9898.

About REIT Exchange Fund, Inc.

RXF is a newly formed closed-end fund, organized to invest initially in a portfolio of Selected REITs.  Our primary investment objective is to generate high current income and our secondary objective is capital appreciation. Our goal is to achieve these objectives by investing in the real estate market with diversification by (i) type of real estate asset (such as commercial, industrial, health care, hotel, residential, and other), (ii) number of properties, (iii) investment manager, and (iv) geography. We intend to accomplish this initially by owning a diversified pool of shares in REITs and, in the future, by potentially adding new non-traded REITs, real estate-related securities, and direct real estate investments. RXF will be advised by Spring Asset Management, LLC.  Additional information is available at www.reitexchangefund.com.

About Spring Asset Management LLC

Spring is RXF’s investment adviser. Spring is an affiliate of both Terrapin Asset Management LLC (“TAM”) and Terrapin Partners LLC (“Terrapin Partners”).  TAM is a registered investment advisor that manages alternative assets for individuals and institutions in the US and Europe.  Terrapin Partners is a private equity investment firm founded in 1998. Additional information is available at www.springassetmanagement.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding the exchange of Selected REIT shares that are generally identified with words such as “expect,” “intend,” “plan,” “could,” “will,” “may” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, the completion of the Exchange Offer and other factors detailed in the section entitled “Risk Factors” included in Form N2 filed with the SEC on April 9, 2013.

All forward-looking statements included in this press release should be considered in the context of these risks.  These forward-looking statements speak only as of the date of this press release and RXF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Investors and prospective investors are cautioned not to place undue reliance on the forward-looking statements.

SOURCE: REIT Exchange Fund, Inc., and Spring Asset Management, LLC.  For inquiries, please contact Darren Rabenou at drabenou@springassetmanagement.com.